Filed Pursuant to Rule 424(b)(3)
Registration No. 333-191049

STEADFAST APARTMENT REIT, INC.
SUPPLEMENT NO. 12 DATED DECEMBER 31, 2015
TO THE PROSPECTUS DATED APRIL 15, 2015

This document supplements, and should be read in conjunction with, our prospectus dated April 15, 2015, as supplemented by Supplement No. 10, dated October 15, 2015 and Supplement No. 11, dated November 13, 2015, relating to our offering of up to $1,100,000,000 in shares of our common stock. Terms used and not otherwise defined in this Supplement No. 12 shall have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 12 is to disclose:

•	the status of our public offering;
•	an update to our suitability standards;
•	an update to our subscription agreement; and
•	our recent property acquisitions.
Status of Our Public Offering
 We commenced our initial public offering of up to $1,100,000,000 in shares of our common stock on December 30, 2013. As of December 28, 2015, we had received and accepted investors’ subscriptions for and issued 34,833,597 shares of our common stock in our public offering, resulting in gross offering proceeds of $519,772,594. As of December 28, 2015, 32,551,648 shares of our common stock remained available for sale to the public under our initial public offering, excluding shares available under our distribution reinvestment plan.
Our board of directors has extended our initial public offering for up to an additional year through December 30, 2016.  However, we intend to sell shares of our common stock in our initial public offering until on or before March 25, 2016, or the date on which the maximum offering amount has been sold.
Update to Our Suitability Standards
The following information supersedes and replaces the discussion with respect to Kentucky contained in the “Suitability Standards” section of our prospectus beginning on page i.
Kentucky—Kentucky investors may not invest more than 10% of their liquid net worth in us. Moreover, no Kentucky resident shall invest more than 10% of his or her liquid net worth (cash, cash equivalents and readily marketable securities) in our shares or the shares of our affiliate’s non-publicly traded real estate investment trusts.
Update to Our Subscription Agreement
In connection with the revision of our suitability standard for Kentucky investors, we updated our form of subscription agreement. A copy of our updated form of subscription agreement is attached to this supplement as Appendix A.

Our Recent Property Acquisitions
As described in greater detail below, on December 11, 2015, or the closing date, we acquired PeakView at T-Bone Ranch, or the T-Bone property, a 224-unit multifamily community located in Greeley, Colorado, and Park Valley Apartments, or the Park Valley property, a 496-unit multifamily community located in Smyrna, Georgia. In addition, on December 18, 2015, or the Horseshoe closing date, we acquired PeakView by Horseshoe Lake, or the Horseshoe property, a 222-unit multifamily community located in Loveland, Colorado. Lastly, on December 30, 2015, or the Stoneridge closing date, we acquired Stoneridge Farms, or the Stoneridge property, a 336-unit multifamily community located in Smyrna, Tennessee. With the acquisition of these four properties, we have invested in the aggregate over $1.2 billion in 30 properties in 11 states with 9,858 apartment homes. Our first seven properties were acquired in 2014; and we have purchased 23 properties in 2015.
Acquisition of PeakView at T-Bone Ranch
On the closing date, we acquired from a third-party seller the T-Bone property, through STAR T-Bone, LLC, or STAR T-Bone, a wholly-owned subsidiary of our operating partnership. STAR T-Bone acquired the T-Bone property for an aggregate purchase price of $40,300,000, excluding closing costs. STAR T-Bone financed the payment of the purchase price for the T-Bone property with a combination of (1) proceeds from our ongoing public offering and (2) a loan in the aggregate principal amount of $28,210,000 from Berkeley Point Capital LLC, pursuant to the requirements of the Fannie Mae Multifamily Delegated Underwriting and Servicing Program.
An acquisition fee of approximately $407,000 was earned by our advisor in connection with the acquisition of the T-Bone property. A loan coordination fee of approximately $282,100 was earned by our advisor in connection with the financing of the T-Bone property.
The T-Bone property is a 224-unit residential community constructed on an approximately 16-acre site in 2002. The T-Bone property is comprised of 16 two-story residential buildings, a leasing office and nine detached garage buildings. The apartment homes at the T-Bone property consist of a mix of one, two and three bedroom units averaging 1,025 square feet per unit. Average in-place monthly rent at the T-Bone property was approximately $1,226 as of December 8, 2015. Unit amenities at the T-Bone property include island kitchens, walk-in closets, washer/dryers, fireplaces, track lighting and oversized double pane windows. In addition, select units have nine-foot ceilings, storage closets and patios and balconies. Property amenities at the T-Bone property include a heated pool, hot tub, fitness center, sand volleyball court, business/conference center, dog park, two children’s playgrounds and a clubhouse with lounge. Occupancy at the T-Bone property was approximately 93% as of December 8, 2015. We have engaged Steadfast Management Company, Inc., or SMC, to serve as the property manager and Pacific Coast Land & Construction, Inc., or PCL, to serve as the construction manager for the T-Bone property.
Acquisition of Park Valley Apartments
On the closing date, we acquired from a third-party seller the Park Valley property, through STAR Park Valley, LLC, or STAR Park Valley, a wholly-owned subsidiary of our operating partnership. STAR Park Valley acquired the Park Valley property for an aggregate purchase price of $51,400,000, excluding closing costs. STAR Park Valley financed the payment of the purchase price for the Park Valley property with a combination of (1) proceeds from our ongoing public offering and (2) an advance in the aggregate principal amount of $38,550,000 from PNC Bank, National Association, or the lender, pursuant to our revolving credit facility with the lender.
An acquisition fee of approximately $566,000 was earned by our advisor in connection with the acquisition of the Park Valley property. A loan coordination fee of approximately $385,500 was earned by our advisor in connection with the financing of the Park Valley property.

The Park Valley property is a 496-unit residential community constructed on an approximately 41-acre site in 1987. The Park Valley property is comprised of 25 two- and three-story residential buildings. The apartment homes at the Park Valley property consist of a mix of studios, one and two bedroom units averaging 781 square feet per unit. Average in-place monthly rent at the Park Valley property was approximately $871 as of December 10, 2015. Unit amenities at the Park Valley property include modern stainless steel/black appliances and granite inspired kitchen and bath countertops. In addition, select units have breakfast bars, full-size washer/dryer connections, large walk-in closets, balconies/patios and screened porches, vaulted ceilings and wood-burning gas fireplaces with mantels. Property amenities at the Park Valley property include a swimming pool, cyber cafe, fitness center, free weekly boot camp, three lighted tennis courts, car care center, picnic areas with grills and a pet park. Occupancy at the Park Valley property was approximately 95% as of December 10, 2015. We have engaged SMC to serve as the property manager and PCL to serve as the construction manager for the Park Valley property.
Acquisition of PeakView by Horseshoe Lake
On the Horseshoe closing date, we acquired from a third-party seller the Horseshoe property, through STAR Horseshoe, LLC, or STAR Horseshoe, a wholly-owned subsidiary of our operating partnership. STAR Horseshoe acquired the Horseshoe property for an aggregate purchase price of $44,200,000, excluding closing costs. STAR Horseshoe financed the payment of the purchase price for the Horseshoe property with a combination of (1) proceeds from our ongoing public offering and (2) an advance in the aggregate principal amount of $33,150,000 pursuant to our revolving credit facility with the lender.
An acquisition fee of approximately $466,000 was earned by our advisor in connection with the acquisition of the Horseshoe property. A loan coordination fee of approximately $331,500 was earned by our advisor in connection with the financing of the Horseshoe property.
The Horseshoe property is a 222-unit residential community constructed on an approximately 14-acre site in 2002. The Horseshoe property is comprised of 13 two- and three-story residential buildings, a leasing office and seven detached garage buildings. The apartments at the Horseshoe property consist of a mix of one, two and three bedroom units averaging 961 square feet per unit. Average in-place monthly rent at the Horseshoe property was approximately $1,338 as of December 15, 2015. Unit amenities at the Horseshoe property include kitchen islands, oversized double pane windows, walk-in closets, track lighting, fireplaces, washers and dryers and microwaves. In addition, select units have a computer nook. Property amenities at the Horseshoe property include a pool, hot tub, fitness center, business center/conference room, dog run, children’s playground, resident clubhouse and a sand volleyball court. Occupancy at the Horseshoe property was approximately 90% as of December 15, 2015. We have engaged SMC to serve as the property manager and PCL to serve as the construction manager for the Horseshoe property.
Acquisition of Stoneridge Farms
On the Stoneridge closing date, we acquired from a third-party seller the Stoneridge property, through STAR Stoneridge, LLC, or STAR Stoneridge, a wholly-owned subsidiary of our operating partnership. STAR Stoneridge acquired the Stoneridge property for an aggregate purchase price of $47,750,000, excluding closing costs. STAR Stoneridge funded the payment of the purchase price for the Stoneridge property with proceeds from our ongoing public offering.
An acquisition fee of approximately $509,000 was earned by our advisor in connection with the acquisition of the Stoneridge property.

The Stoneridge property is a 336-unit residential community constructed on an approximately 30-acre site in 2005. The Stoneridge property is comprised of 14 three-story residential buildings, a leasing office/clubhouse, a laundry building, pool equipment building and 10 single-story garage buildings. The apartment homes at the Stoneridge property consist of a mix of one, two and three bedroom units averaging 1,162 square feet per unit. Average in-place monthly rent at the Stoneridge property was approximately $1,024 as of December 28, 2015. Unit amenities at the Stoneridge property include a breakfast bar, private sunrooms or patios, fireplaces, walk-in closets and crown molding. In addition, select units include jetted garden tubs and double vanities. Property amenities at the Stoneridge property include a media center, business center, on-site tanning bed, pool and heated spa, playground, lighted tennis court, car care center, fitness center and a pet park. Occupancy at the Stoneridge property was approximately 98% as of December 28, 2015. We have engaged SMC to serve as the property manager and PCL to serve as the construction manager for the Stoneridge property.

APPENDIX A

STEADFAST APARTMENT REIT, INC.

Subscription Agreement

PROSPECTUS DATED APRIL 15, 2015

Faxable Form
877-756-1113

IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THIS SUBSCRIPTION AGREEMENT, PLEASE CALL STEADFAST AT 888-223-9951

1 Investment

Total Invested $ ____________________

$5,000 MINIMUM INITIAL INVESTMENT
($2,500 FOR QUALIFIED ACCOUNTS);
$100 INCREMENTS THEREAFTER

*Please note, volume discounts may be offered to qualified purchasers (as defined in our prospectus) by participating broker dealers in connection with sales over $500,000 in shares of our common stock. Please refer to our prospectus for information pertaining to volume discounts.

☐ **Initial Investment**

☐ **Additional Investment** ____________________ EXISTING ACCOUNT NUMBER

☐ **Purchase Shares Net of Commissions**
REPRESENTATIVE WILL NOT RECEIVE SELLING COMMISSIONS

2 Investment Type (check 1 box only)

NON-QUALIFIED:

☐ **Individual**

☐ **Joint Tenants w/ Right of Survivorship**[1]

☐ **Tenants in Common**[1]

☐ **Community Property**[1]

☐ **UGMA/UTMA** ____________________ STATE

☐ **Corporation or Limited Liability Company**[2]
☐ S-Corp ☐ C-Corp
Will default to S-Corp if not selected

☐ **Partnership**[2]

☐ **Trust**[3] ____________________ TRUST DATE
Trustee or custodian signature required

☐ **Other:** ____________________ SPECIFY

QUALIFIED:

☐ **Traditional IRA**

☐ **Roth IRA**

☐ **SEP IRA**

☐ **SIMPLE IRA**

Custodian required. Complete Section 5 and obtain Custodian Signature and Medallion Guarantee in Section 8.

☐ **Inherited IRA as Beneficiary for:**
____________________ NAME OF DECEASED OWNER

☐ **Qualified Pension**[4]

☐ **Profit Sharing Plan**[4]

☐ **Other:** ____________________ SPECIFY

Custodian or Plan Administrator required.

1. ALL PARTIES MUST SIGN
2. PLEASE ATTACH THE CORPORATE RESOLUTION CERTIFICATION FORM OR PAGES OF CORPORATE DOCUMENTS, AS APPLICABLE WHICH LISTS THE NAME OF CORPORATION/LLC, OFFICERS OR AUTHORIZED SIGNATORIES, SIGNATURES AND DATES
3. PLEASE ATTACH THE TRUSTEE CERTIFICATION FORM OR PAGES OF TRUST/PLAN DOCUMENT, AS APPLICABLE, WHICH LISTS THE NAME OF TRUST/PLAN, TRUSTEES OR AUTHORIZED SIGNATORIES, SIGNATURES AND DATES
4. PLEASE INCLUDE PLAN DOCUMENTS

3 Investor(s) Information (3a & 3b required)

3a

INVESTOR OR TRUSTEE NAME ____________________

JOINT INVESTOR OR TRUSTEE NAME ____________________

INVESTOR DATE OF BIRTH ____________________

JOINT INVESTOR DATE OF BIRTH ____________________

INVESTOR SOCIAL SECURITY OR TAX ID # ____________________

JOINT INVESTOR SOCIAL SECURITY OR TAX ID # ____________________

INVESTOR CITIZENSHIP STATUS (CHECK ONE)
☐ **US Citizen** ☐ **Resident Alien** ☐ **Non-Resident Alien**

JOINT INVESTOR CITIZENSHIP STATUS (CHECK ONE)
☐ **US Citizen** ☐ **Resident Alien** ☐ **Non-Resident Alien**

Will default to US Citizen if not selected. If non-resident alien, investor(s) must submit the appropriate W-8 form (W-8BEN, W-8ECI, W-8EXP or W-8IMY) in order to make an investment.

3b

HOME ADDRESS (NO P.O. BOX) ____________________

CITY ____________________ STATE ________ ZIP ________

DAYTIME PHONE ____________________

EVENING PHONE ____________________

ELECTRONIC COMMUNICATION (OPTIONAL)
I (we) elect to receive electronic delivery of stockholder communications from the Company instead of receiving paper copies through the mail. I (we) understand that the Company will send a paper copy of any stockholder communication that I (we) request and that I (we) may revoke this election at any time.

E-MAIL ____________________

3c

ALTERNATE MAILING ADDRESS (OR P.O. BOX) ____________________

CITY ____________________ STATE ________ ZIP ________

STAR-SUBA-1015

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4 Investment Title

PLEASE PRINT NAMES IN WHICH SHARES OF COMMON STOCK ARE TO BE REGISTERED. INCLUDE TRUST NAME OR BUSINESS ENTITY, IF APPLICABLE. IF IRA OR QUALIFIED PLAN, INCLUDE BOTH CUSTODIAN AND INVESTOR NAMES AND TAX ID NUMBERS.
IF SAME AS SECTION 3A, WRITE "SAME".

TITLE LINE 1

TITLE LINE 2

SOCIAL SECURITY OR TAX ID # (INVESTOR/TRUSTEE)

JOINT INVESTOR SOCIAL SECURITY OR TAX ID # (INVESTOR/TRUSTEE)

PLAN OR TRUST TAX ID# (TAXABLE PARTY)

5 Custodian/ Administrator Information

(Important: Send all paperwork directly to the custodian)

CUSTODIAN/ADMINISTRATOR NAME

ADDRESS 1

ADDRESS 2

CITY

STATE

ZIP

DAYTIME PHONE

CUSTODIAN/ADMINISTRATOR TAX ID #

INVESTOR'S ACCOUNT # WITH CUSTODIAN/ADMINISTRATOR

Important Note About Proxy Voting: By signing this subscription agreement, Custodian/Administrator authorizes the investor to vote the number of shares of common stock of Steadfast Apartment REIT, Inc. that are beneficially owned by the investor as reflected on the records of Steadfast Apartment REIT, Inc. as of the applicable record date at any meeting of the stockholders of Steadfast Apartment REIT, Inc. This authorization shall remain in place until revoked in writing by Custodian/Administrator. Steadfast Apartment REIT, Inc. is hereby authorized to notify the investor of his or her right to vote consistent with this authorization.

6 Distribution Options (required)

CUSTODIAL ACCOUNTS: IF NO OPTION IS CHOSEN, OR CONFLICTING INFORMATION IS PROVIDED, DISTRIBUTIONS WILL BE PAID DIRECTLY TO CUSTODIAN.
ALL OTHER ACCOUNTS: IF NO OPTION IS CHOSEN, OR CONFLICTING INFORMATION IS PROVIDED, DISTRIBUTIONS WILL BE PAID TO THE ADDRESS IN 3B.

PERCENTAGE OF DISTRIBUTION. CHOOSE UP TO TWO. IF YOU SELECT MORE THAN ONE OPTION, THE SUM OF THE ALLOCATIONS MUST EQUAL 100%

____% **Distribution Reinvestment Plan (DRIP)** In the event a DRIP is not offered, distributions will be sent to the address noted in Section 3b (or directly to the custodian, as applicable), unless otherwise indicated.

____% **Mail to Home Address (noted in Section 3b)** Not available for custodial accounts.

____% **Mail to Alternate Address (noted in Section 3c)** Not available for custodial accounts.

____% **Mail to Custodian (noted in Section 5)**

____% **Via Electronic Deposit (ACH)** Not available for custodial accounts.
I (we) hereby authorize the Company or its agents to deposit distributions into the account listed below. I (we) further authorize the Company to debit my (our) account in the event that the Company erroneously deposits additional funds into my (our) account to which I am (we are) not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I (we) withdraw funds erroneously deposited into my (our) account before the Company reverses such deposit, I (we) agree that the Company has the right to retain any future distributions to which I am (we are) entitled until the erroneously deposited amount is recovered by the Company.

FINANCIAL INSTITUTION NAME

☐ Checking **(attach a voided check)**
☐ Savings

ABA/ROUTING NUMBER

ACCOUNT NUMBER

____% **Alternate Payee** Not available for custodial accounts.

NAME OF BANK, BROKERAGE FIRM OR INDIVIDUAL

ACCOUNT NUMBER

DISTRIBUTION MAILING ADDRESS

CITY

STATE

ZIP

Must total 100%

____%

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7 Investor and Suitability Representations

Please separately initial each of the items below. In the case of joint investors, each investor must initial. Except in the case of fiduciary accounts, investor(s) may not grant any person power of attorney to make such representations on their behalf.

Initials Required — Owner / Joint Owner

1. I (we) acknowledge receipt, not less than five (5) business days prior to the signing of this Subscription Agreement, of the Company's final Prospectus relating to the Shares, wherein the terms and conditions of the offering are described.

2. I (we) acknowledge that the investment is not liquid, **there is no public market for the Shares** and, accordingly, it may not be possible to readily liquidate an investment in the Company.

3. I (we) represent that I am (we are) purchasing Shares for my (our) own account; or, if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), then I (we) represent that I (we) have due authority to execute the Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) authorized agent(s).

4. I (we) have either **(a)** a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more or **(b)** a net worth (exclusive of home, home furnishings and automobiles) of at least $70,000 and had during the last tax year a minimum of $70,000 annual gross income, and, if applicable, I (we) meet the higher suitability requirements imposed by my (our) state of primary residence as set forth in the Prospectus under "Suitability Standards."

Please separately initial, only as applicable, the items below.

Initials As Applicable — Owner / Joint Owner

5. I am a (we are) resident(s) of **Alabama**. I (we) have a liquid net worth of at least 10 times my (our) investment in the Company or its affiliates.

6. I am (we are) resident(s) of **Iowa**. I (we) understand that Iowa investors must have either: (a) a minimum net worth (exclusive of the value of home, furnishings and automobiles) of $300,000 or (b) a minimum annual income of $100,000 and a net worth (exclusive of the value of home, furnishings and automobiles) of $100,000. In addition, I (we) understand that the Iowa Securities Bureau recommends that my (our) total investment in the Company or any of its affiliates should not exceed 10% of my (our) liquid net worth. For these purposes, liquid net worth is defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with generally acceptable accounting principles.

7. I am a (we are) resident(s) of **Kansas**. I (we) understand that it is recommended by the Office of the Securities Commissioner that Kansas investors limit my (our) aggregate investment in the securities of the Company and other direct participation investments to not more than 10% of my (our) liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with generally acceptable accounting principles.

8. I am a (we are) resident(s) of **Kentucky**. I (we) understand that Kentucky investors may not invest more than 10% of my (our) liquid net worth (cash, cash equivalents and readily marketable securities) in the shares of this program or the shares of an affiliate's non-publicly traded real estate investment trusts.

9. I am a (we are) resident(s) of **Maine.** I (we) understand that the Maine Office of Securities recommends that my (our) aggregate investment in the Company and similar direct participation investments not exceed 10% of my (our) liquid net worth. For these purposes, "Liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

10. I am a (we are) resident(s) of **Massachusetts**. I (we) understand that Massachusetts investors may not invest more than 10% of their liquid net worth in this program and in other illiquid direct participation programs. I (we) understand that liquid net worth is that portion of an investor's net worth (assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

11. I am a (we are) resident(s) of **Nebraska**. I (we) must limit my (our) aggregate investment in the Company and in the securities of other non-publicly traded REITs to 10% of my (our) net worth (excluding the value of the investor's home, home furnishings, and automobiles). Nebraska investors who are "accredited" (as defined by federal securities laws) are not subject to the foregoing limitations.

12. I am a (we are) resident(s) of **New Jersey**. I (we) understand that New Jersey investors must have either, (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of at least $350,000. For these purposes, I (we) understand that "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, I (we) understand that a New Jersey investor's investment in the Company, shares of its affiliates, and other direct participation investments may not exceed 10% of my (our) liquid net worth.

13. I am a (we are) resident(s) of **New Mexico**. My (our) total investment in the Company, its affiliates, and other non-traded real estate investment programs may not exceed 10% of my (our) liquid net worth.

14. I am a (we are) resident(s) of **North Dakota**. I (we) have a net worth of at least 10 times my (our) investment in the Company.

15. I am a (we are) resident(s) of **Ohio.** My (our) aggregate investment in the Company, affiliates of the Company or other non-traded REITs must not exceed 10% of my (our) liquid net worth. For these purposes, "Liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

16. I am a (we are) resident(s) of **Oregon**. My (our) investment in the Company and its affiliates may not exceed 10% of my (our) net worth.

17. I am a (we are) resident(s) of **Pennsylvania**. My (our) maximum investment in the Company may not exceed 10% of my (our) net worth.

18. I am (we are) resident(s) of **Tennessee**. I (we) understand that a Tennessee resident's investment in the Company's must not exceed 10% of my (our) liquid net worth (exclusive of home, home furnishings and automobile).

8 Investor(s)/ Custodian Signatures

TAXPAYER IDENTIFICATION NUMBER CONFIRMATION **(REQUIRED)**: The investor signing below, under penalties of perjury, certifies that (i) the number shown on this Subscription Agreement is his or her correct Taxpayer Identification Number (or he or she is waiting for a number to be issued to him or her), (ii) he or she is not subject to back up withholding either because (a) he or she has not been notified by the Internal Revenue Service ("IRS") that he or she is subject to backup withholding as a result of a failure to report all interest or dividends, or (b) the IRS has notified him or her that he or she is no longer subject to backup withholding and (iii) he or she is a U.S. Citizen unless otherwise indicated in Section 3. NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE INVESTOR HAS BEEN NOTIFIED BY THE IRS THAT HE OR SHE IS SUBJECT TO BACKUP WITHHOLDING BECAUSE HE OR SHE FAILED TO REPORT ALL INTEREST AND DIVIDENDS ON HIS OR HER TAX RETURN.

The investor acknowledges that their shares and/or funds distributed as part of ownership in Steadfast Apartment REIT may be eligible for escheatment and transferred to the appropriate state if no activity occurs in the account within the time period specified by state law.

INVESTOR(S) / CUSTODIAN SIGNATURE

SIGNATURE OF INVESTOR — PRINT OR TYPE NAME OF INVESTOR — DATE (Required)

X

SIGNATURE OF JOINT INVESTOR **(if applicable)** — PRINT OR TYPE NAME OF JOINT INVESTOR **(if applicable)** — DATE (Required)

X

CUSTODIAN MEDALLION SIGNATURE GUARANTEE

PRINT OR TYPE NAME OF AUTHORIZED SIGNATURE **(Custodian or Trustee)** — DATE (Required)

MUST BE SIGNED BY CUSTODIAN(S) IF IRA OR QUALIFIED PLAN (STEADFAST CAPITAL MARKETS AND ITS AFFILIATES DO NOT ACT AS IRA CUSTODIANS)

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9 Broker-Dealer or Registered Investment Advisor (RIA)

TO BE COMPLETED BY REGISTERED REPRESENTATIVE OR RIA

The Registered Representative or RIA must sign below to complete the subscription. The Registered Representative or RIA warrants that he/she has reasonable grounds to believe this investment is suitable for the investor as set forth in the section of the Prospectus entitled "Suitability Standards" and that he/she has informed the subscriber of all aspects of liquidity and marketability of this investment. **The undersigned attest that the Registered Representative, RIA and the Broker-Dealer are subject to the USA PATRIOT ACT. In accordance with Section 326 of the Act, the Registered Representative and the Broker-Dealer have performed a Know Your Customer review of each investor who has signed this subscription agreement in accordance with the requirements of the Customer Identification Program.**

9a

BROKER-DEALER OR RIA FIRM NAME **(Required)**

BROKER-DEALER OR RIA FIRM ADDRESS OR P.O. BOX

CITY | STATE | ZIP

BUSINESS PHONE **(Required)** | FAX

9b

REGISTERED REPRESENTATIVE(S) OR ADVISOR(S) NAME(S) **(Required)** | REPRESENTATIVE #(S) **(Required)**

REGISTERED REPRESENTATIVE OR ADVISOR ADDRESS OR P.O. BOX

CITY | STATE | ZIP

BUSINESS PHONE **(Required)** | FAX

E-MAIL ADDRESS

9c

☐ **REGISTERED INVESTMENT ADVISOR (RIA). NO SELLING COMMISSIONS ARE PAID ON THESE ACCOUNTS.**

CHECK ONLY IF INVESTMENT IS MADE THROUGH THE RIA IN ITS CAPACITY AS AN RIA AND NOT IN ITS CAPACITY AS A REGISTERED REPRESENTATIVE, IF APPLICABLE, WHOSE AGREEMENT WITH THE INVESTOR INCLUDES A FIXED OR "WRAP" FEE FEATURE FOR ADVISORY AND RELATED BROKERAGE SERVICES. IF AN OWNER OR PRINCIPAL OR ANY MEMBER OF THE RIA FIRM IS A FINRA LICENSED REGISTERED REPRESENTATIVE AFFILIATED WITH A BROKER-DEALER, THE TRANSACTION SHOULD BE CONDUCTED THROUGH THAT BROKER-DEALER, NOT THROUGH THE RIA.

9d

REGISTERED REPRESENTATIVE(S) OR ADVISOR(S) SIGNATURE(S) | DATE **(Required)**

X ____________________ X ____________________

I HEREBY CERTIFY THAT I HOLD A SERIES 7 OR SERIES 62 FINRA LICENSE (OR THAT I AM A PROPERLY REGISTERED INVESTMENT ADVISOR), AND I AM PROPERLY REGISTERED IN THE INVESTOR STATE OF RESIDENCE.

BROKER DEALER SIGNATURE (IF REQUIRED BY BROKER DEALER) | DATE **(Required)**

X ____________________

PAYMENT INSTRUCTIONS

The Subscription Agreement, together with the full purchase price, should be delivered to the Company by one of the following methods:

Standard Mail
PO Box 219097
Kansas City, MO 64121-9097

Faxable Form
877-756-1113

Express/Overnight
Steadfast
c/o DST Systems, Inc.
430 W 7th St.
Kansas City, MO 64105-1407
(888) 223-9951

Wiring Instructions
UMB Bank, N.A.
1010 Grand Ave
Kansas City, MO 64106
ABA Routing # - 1010 0069 5
DDA Account # - 9871879062
DST as Agent for Steadfast Companies Universal Account

ACCEPTABLE FORMS OF PAYMENT.

Please indicate method of payment below:

- ☐ Wire transfer
- ☐ Pre-printed personal check
- ☐ Cashier's check (with remitter's name imprinted)
- ☐ Business check for company/corporate account
- ☐ Trust check for trust accounts
- ☐ Custodial check for IRA or Non-IRA Custodial held accounts
- ☐ Check endorsed from other investment program (will be accepted if it meets the minimum investment requirement)

Checks should be made payable to
"Steadfast Apartment REIT, Inc."

WE CANNOT ACCEPT: Money orders, temporary (not pre-printed) checks or third party checks. If you need to verify whether a form of payment is acceptable, please call our Sales Desk at 877-525-SCMG (7264).

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